As filed with the Securities and Exchange Commission on November 6, 2008
Registration No. 333- __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OccuLogix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000 51030	59-343-4771
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 103
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

OccuLogix, Inc. 2002 Stock Option Plan
Options Granted Under the OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan and Assumed by OccuLogix, Inc.
Options Granted Under a Certain Option Agreement between OccuLogix, Inc. and Stephen Parks
(Full title of the plans)

Torys LLP
237 Park Avenue
New York, NY 10017
Attention: Andrew J. Beck
(212) 880-6000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
OccuLogix, Inc. 2002 Stock Option Plan
Common Stock, par value $0.001 per share	2,221,760 shares (2)	$3.655 (5)	$8,120,532.80 (5)	$319
Options granted under the OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan and assumed by OccuLogix, Inc.
Common Stock, par value $0.001 per share	673,034 shares (3)	$■ (6)	$917,139.50	$36
Options granted under a certain Option Agreement between OccuLogix, Inc. and Stephen Parks
Common Stock, par value $0.001 per share	8,000 shares (4)	$51.25	$410,000	$16
TOTAL	2,902,794 shares	–	$9,447,672.30	$371

(1)
This Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Represents two increases (one effected in June 2007 and the other effected in September 2008) in the reserve of shares of the common stock of OccuLogix, Inc. (the “Registrant”) subject to issuance upon the exercise of options granted under the Registrant’s 2002 Stock Option Plan.  The Registrant previously filed a registration statement with respect to shares to be issued under the 2002 Stock Option Plan on Form S-8 with the Securities and Exchange Commission on April 29, 2005 (File No. 333-124505).  The contents of this prior registration statement filed on April 29, 2005 are incorporated herein by reference pursuant to General Instruction E of Form S-8.

(3)
Represents shares of the Registrant’s common stock subject to issuance upon the exercise of options granted under OcuSense, Inc.’s 2003 Stock Option/Stock Issuance Plan and assumed by the Registrant pursuant to a certain Agreement and Plan of Merger and Reorganization, dated April 22, 2008, by and among the Registrant, OcuSense Acquireco, Inc. (a wholly-owned subsidiary of the Registrant), and OcuSense, Inc., as amended on July 28, 2008 and October 6, 2008.

(4)
Represents the shares of the Registrant’s common stock subject to issuance upon the exercise of options granted to Stephen Parks, a former officer, pursuant to that certain Option Agreement between the Registrant and Stephen Parks dated October 4, 2005.

(5)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the reported high and low sales price of the shares of the Registrant’s common stock on October 31, 2008 on  The NASDAQ Capital Market.

(6)	The outstanding options have exercise prices of $0.25 or $2.25.

EXPLANATORY NOTE

On October 6, 2008, the Registrant issued a press release announcing that, among other transactions, it had completed the acquisition of the minority ownership interest in OcuSense, Inc. that the Registrant did not already own.  The acquisition of the minority ownership interest in OcuSense, Inc. was effected pursuant to the Agreement and Plan of Merger and Reorganization, dated April 22, 2008, by and among the Registrant, OcuSense Acquireco, Inc., a wholly-owned subsidiary of the Registrant, and OcuSense, Inc. as amended on July 28, 2008 and October 6, 2008 (the “Merger Agreement”).  Pursuant to the Merger Agreement, the Registrant assumed the outstanding stock options under OcuSense, Inc.’s 2003 Stock Option/Stock Incentive Plan (the “OcuSense Plan”).

On October 7, 2008, the Registrant effected a 1:25 reverse split of its common stock, as a result of which every 25 issued and outstanding shares of common stock were combined into one share (and any fractional share was converted into a whole share).  The reverse stock split also affected the number of shares of common stock issuable upon the exercise of the Registrant’s outstanding stock options, including stock options granted under the OcuSense Plan which were assumed by the Registrant pursuant to the Merger Agreement.  All share amounts and per share exercise prices in this Registration Statement are based on the reverse stock split having been given effect.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information And Employee Plan Annual Information.*

*
The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “SEC”, the “Commission” or the “Securities and Exchange Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act of 1933”).  The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are specifically incorporated by reference in this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, which contains the Registrant’s audited financial statements for such period, as filed with the SEC on March 17, 2008, and as amended by Amendment No. 1 filed on April 29, 2008, Amendment No. 2 filed on July 21, 2008, Amendment No. 3 filed on August 21, 2008, Amendment No. 4 filed on August 26, 2008, and Amendment No. 5 filed on August 27, 2008.

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2007.

(c)
The description of the securities contained in the registration statement on Form 8-A filed with the SEC on November 17, 2004, including any amendment or report filed for the purpose of updating such description.

(d)	The registration statement on Form S-8 with respect to shares of common stock to be issued under the Registrant’s 2002 Stock Option Plan, filed with the SEC on April 29, 2005.

In addition, all reports and documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document (such documents, and the documents enumerated above, being hereinafter referred to collectively as the “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and the stockholders for monetary damages for breaches of directors’ fiduciary duties. The restated certificate of incorporation of the Registrant includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of the duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

The Registrant’s restated certificate of incorporation also provides that the Registrant has the power to indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of the final disposition of any proceeding, provided that, if the DGCL requires, such advance payment will be made only if the Registrant receives an undertaking to repay all amounts so advanced if it should ultimately be determined that such director or officer is not entitled to be so indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s restated certificate of incorporation, amended and restated by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index to this Registration Statement.

Item 9.     Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario on November 6, 2008.

OCCULOGIX, INC.

By:	/s/ William G. Dumencu
William G. Dumencu
Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric Donsky and William G. Dumencu, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities listed below and on November 6, 2008.

Signature	Title

/s/ Eric Donsky	Chief Executive Officer and Director
Eric Donsky

/s/ William G. Dumencu	Chief Financial Officer and Principal Accounting Officer
William G. Dumencu

/s/ Thomas N. Davidson	Director
Thomas N. Davidson

/s/ Adrienne L. Graves	Director
Adrienne L. Graves

/s/ Richard L. Lindstrom	Director
Richard L. Lindstrom

/s/ Donald Rindell	Director
Donald Rindell

/s/ Elias Vamvakas	Chairman of the Board and Director
Elias Vamvakas

EXHIBIT INDEX

Exhibit Number	Description
4.1
Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 7, 2008 (incorporated by reference to Exhibit 3.3 to the Registrant’s report on Form 8-K, filed on October 9, 2008)

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registrant’s registration statement on Form S-1, filed on November 16, 2004)
4.3	OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan
4.4	Option Agreement between the Registrant and Stephen Parks dated October 4, 2005 (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2005)
5.1	Opinion of Torys LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Torys LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)